As filed with the Securities and Exchange Commission on November 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VICARIOUS SURGICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	87-2678169
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

78 Fourth Avenue

Waltham, Massachusetts 02451

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen From

Chief Executive Officer

Vicarious Surgical Inc.

78 Fourth Avenue

Waltham, Massachusetts 02451

(617) 868-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert A. Petitt, Esq.
Blank Rome LLP
125 High Street
Boston, Massachusetts 02110
(617) 415-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrant.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 12, 2025

VICARIOUS SURGICAL INC.

2,300,000 Shares

Class A Common Stock

This prospectus relates to the resale from time to time of up to 2,300,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Vicarious Surgical Inc. by the Selling Stockholder identified in this prospectus (the “Selling Stockholder”), including its pledgees, assignees, donees, transferees or their respective successors-in-interest consisting of: (i) 1,150,000 shares of Class A Common Stock (the “Series A Common Warrant Shares”) issuable upon the exercise of Series A common warrants (the “Series A Common Warrants”) purchased by the Selling Stockholder in a private placement transaction (the “Private Placement”) pursuant to the terms of a securities purchase agreement dated as of October 7, 2025 (the “Purchase Agreement”) between us and the Selling Stockholder; and (ii) 1,150,000 shares of Class A Common Stock (the “Series B Common Warrant Shares”) issuable upon the exercise of Series B common warrants (the “Series B Common Warrants”) purchased by the Selling Stockholder in the Private Placement pursuant to the terms of the Purchase Agreement. The Private Placement closed on October 9, 2025. The Series A Common Warrants and the Series B Common Warrants are collectively referred to herein as the “Common Warrants.” The Series A Common Warrant Shares and the Series B Common Warrant Shares are collectively referred to herein as the “Common Warrant Shares.”

We are filing this registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations to provide for the registration of the resale of the Common Warrant Shares by the Selling Stockholder. See “Selling Stockholder” beginning on page 18 of this prospectus for more information about the Selling Stockholder. The registration of the shares of Class A Common Stock to which this prospectus relates does not require the Selling Stockholder to sell any of its shares of our Class A Common Stock.

We are not offering any shares of Class A Common Stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our Class A Common Stock covered hereby. However, we will receive the proceeds from any exercise of the Common Warrants for cash. See “Use of Proceeds” beginning on page 11 of this prospectus.

The Selling Stockholder identified in this prospectus, or its pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 19 of this prospectus for more information about how the Selling Stockholder may sell its shares of Class A Common Stock. The Selling Stockholder may be deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We have agreed, pursuant to the terms of the Purchase Agreement, to bear all of the expenses in connection with the registration of the Common Warrant Shares pursuant to this prospectus. The Selling Stockholder will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of Class A Common Stock.

Our Class A Common Stock and public warrants to purchase Class A Common Stock are listed on the New York Stock Exchange (“NYSE”) under the symbols “RBOT” and “RBOT.WS,” respectively. On November 11, 2025, the last reported sale price of our Class A Common Stock was $4.57 per share and the last reported sale price of our public warrants was $0.025. There is no established public trading market for any of the Common Warrants and we do not expect a market to develop.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 8 and under similar headings in the other documents that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is             , 2025.

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ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus and any related free writing prospectus. Neither we nor the Seller Stockholder have authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the shares of Class A Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

The Selling Stockholder is offering the shares of Class A Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of Class A Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of Class A Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), under which the Selling Stockholder may offer from time-to-time securities described herein in one or more offerings. If required, each time the Selling Stockholder offers shares, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement before buying any of the securities offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

References in this prospectus to “Vicarious Surgical,” “the Company”, “we”, “us”, “our” or “its”, unless the context otherwise requires, refer to Vicarious Surgical Inc., a Delaware corporation, together with its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus.  This summary may not contain all the information that you should consider before investing in our securities. Before making an investment decision, please carefully read this entire prospectus and the documents incorporated by reference into this prospectus, especially the “Risk Factors” section of this prospectus and our financial statements and the related notes incorporated by reference into this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Our Company

We are combining advanced miniaturized robotics, computer science, sensing and 3D visualization to build a new category of intelligent and affordable, single-port surgical robot that virtually transports surgeons inside the patient to perform minimally invasive surgery. With our next-generation robotics technology that is being designed with proprietary human-like motion, we are seeking to improve patient outcomes, as well as the cost and efficacy of surgical procedures. Led by a visionary team of engineers from MIT, we intend to deliver the next generation in robotic surgery, designed to solve the shortcomings of both open surgery, as well as current manual and robot-assisted minimally invasive surgery.

We estimate there are over 45 million soft tissue surgical procedures (including an estimated 3.9 million ventral hernia procedures), addressable annually worldwide by our technology. Of these procedures, it is estimated that more than 50% are performed using open surgery, and less than 5% are performed by current robot-assisted minimally invasive surgery.

We believe this slow adoption of robot-assisted surgery has occurred because of several factors, including the following:

●	Limited Capabilities. Existing robotic systems have limited capabilities and are ill-suited for many outpatient procedures. Due to their limited degrees of freedom inside the abdomen, they depend on significant, complicated, robotic motion outside the body, and they have limited ability to operate in multiple quadrants, difficulty operating on the “ceiling” of the abdomen, create collisions inside and outside of the patient’s abdomen, and restrict overall access of the operating team to the patient.

●	Difficult to Use. Existing robotic systems require the surgeon to develop an extensive procedure plan in advance to determine appropriate incision sites and angles for each procedure, in order to avoid collisions inside and outside of the patient’s abdomen. Surgeons must develop this plan with fewer degrees of freedom than they would employ using open surgery, restricting their natural movements. Becoming proficient at manipulating these legacy robotic systems to perform the procedures they otherwise were trained to perform via open surgery requires extensive training and several dozen procedures on live patients. As these systems are maintained in dedicated, expensive, operating rooms, obtaining access to train on the system becomes a significant impediment to adoption, resulting in more open surgeries.

•	Significant Capital Investment. Legacy robotic systems require high upfront acquisition costs and burdensome annual service contracts that are often prohibitively expensive, especially in outpatient settings. Based on discussion with industry sources, we estimate these capital costs to be up to $2.0 million or more per system upfront, plus an additional 10% to 20% annually for maintenance and service contracts.

●	Low Utilization. In addition to the significant acquisition costs, existing robotic systems create inefficiencies and increase costs to medical facilities considering adoption. Due to their large size and limited portability, existing robotic systems require the construction of a dedicated operating room, occupying valuable real estate within the hospital. Once in place, these robotic systems require extensive set-up and operating room turnover times, which limits the number of procedures that can be performed with the robotic system.

The single-port Vicarious Surgical System with advanced, miniaturized robotics and exceptional visualization is designed to address the significant limitations of open surgery and existing single- and multi-port robotic surgical approaches to improve patient outcomes and enhance adoption by hospitals and other medical facilities. The Vicarious Surgical System is designed with a fundamentally different architecture, and proprietary “de-coupled actuators,” to overcome many of the limitations of open surgery or existing robot-assisted surgical procedures with a minimally invasive and more capable robotic system. This architecture enables unprecedented dexterity inside the abdomen through an ultra-thin support tube, providing significant improvement over existing legacy robotic systems and minimizing the complications and trauma associated with open surgery. The Vicarious Surgical System has not yet been authorized by the Food and Drug Administration (the “FDA”). We have had pre-submission meetings with the FDA to align on our regulatory strategy and plan to file a de novo application with the FDA for use in ventral hernia procedures as our first indication.

In April 2025, we completed our first controlled build of the Vicarious Surgical platform, which was fully traceable and auditable under our quality system. In August 2025, we completed a second build more quickly and efficiently, underscoring the reproducibility of our processes and scalability of our platform. Looking ahead, we expect to field a clinical-ready version of our system by mid-2026, with design-freeze targeted by the end of 2026. Subject to regulatory clearance, we anticipate initiating first-in-human clinical trials in 2027.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

Implications of Being a Smaller Reporting Company

Because the market value of our voting and non-voting common stock held by non-affiliates was less than $700 million measured on the last business day of our second fiscal quarter and our annual revenue was less than $100 million during the most recently completed fiscal year prior to such date, we qualify as a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year prior to the determination date. As a smaller reporting company, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure. While we are a smaller reporting company, we are also not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act as long as we are considered a non-accelerated filer or our annual revenues are less than $100 million. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our Class A Common Stock less attractive as a result of our reliance on these exemptions. If some investors find our Class A Common Stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our Class A Common Stock and the market price for our Class A Common Stock may be more volatile.

NYSE Compliance Plan

On April 10, 2025, we received a written notice from the NYSE indicating that we were no longer in compliance with the NYSE’s continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual (the “Minimum Market Capitalization Standard”) due to the fact that our average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, our stockholders’ equity was less than $50 million.

In accordance with applicable NYSE procedures, we timely submitted a plan (the “Compliance Plan”) to the NYSE advising it of the definitive actions we had taken, are taking, and plan to take that would bring is into conformity with the Minimum Market Capitalization Standard within 18 months of receipt of the Notice (the “Cure Period”). On July 8, 2025, the NYSE notified us that it had accepted the Compliance Plan (the “Acceptance Letter”). The NYSE will review us on a quarterly basis to confirm compliance with the Compliance Plan. If we fail to comply with the Compliance Plan or do not meet the Minimum Market Capitalization Standard at the end of the Cure Period, we will be subject to NYSE’s prompt initiation of suspension and delisting procedures.

October 2025 Offerings

On October 7, 2025, we entered into a securities purchase agreement (the “Purchase Agreement”) with the Selling Stockholder, pursuant to which we issued to the Selling Stockholder (i) in a registered direct offering, 588,300 shares of our Class A Common Stock and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 561,700 shares of our Class A Common Stock, and (ii) in a concurrent private placement, Series A common warrants (the “Series A Common Warrants”) to purchase up to 1,150,000 shares of Class A Common Stock (the “Series A Common Warrant Shares”)and Series B Common Warrants (the “Series B Common Warrants”) to purchase up to 1,150,000 shares of Class A Common Stock (the “Series B Common Warrant Shares”), in each case with an exercise price of $5.10. The Series A Common Warrants and the Series B Common Warrants are collectively referred to herein as the “Common Warrants.” The Series A Common Warrant Shares and the Series B Common Warrant Shares are collectively referred to herein as the “Common Warrant Shares.” The offerings closed on October 9, 2025.

We received aggregate gross proceeds from the offerings of approximately $5.9 million, excluding any proceeds that may be received upon the exercise of the Common Warrants and before deducting placement agent fees and other offering expenses payable by us. The Pre-Funded Warrants became exercisable immediately upon issuance, have an exercise price of $0.0001 and will expire up full exercise of all Pre-Funded Warrants. The Common Warrants will be exercisable commencing on the effective date of stockholder approval, as may be required by the applicable rules and regulations of the New York Stock Exchange (the “NYSE”), for the exercise of the Common Warrants and issuance of the Common Warrant Shares issuable upon exercise of the Common Warrants (the “Stockholder Approval”) and will expire on the fifth anniversary of the date of Stockholder Approval (the “Stockholder Approval Date”). Pursuant to the terms of the Purchase Agreement, we agreed to hold a meeting of the stockholders within 120 days of the closing date of the offerings in order to seek the Stockholder Approval and, if we do not obtain the Stockholder Approval, to call a meeting every 120 days thereafter to seek the Stockholder Approval.

Subject to certain limitations, if, after the Stockholder Approval Date, (i) the volume weighted average price of the Class A Common Stock for a period of fifteen trading days exceeds $5.10 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the Stockholder Approval Date), (ii) the average daily dollar volume for such period exceeds $100,000 per trading day, and (iii) the holder is not in possession of any information that constitutes, or might constitute, material non-public information, then we may, within one trading day of the end of the measurement period, call for cancellation of all or any unexercised portion of any Series B Common Warrant for consideration equal to $0.01 per share of Class A Common Stock underlying the Series B Common Warrant.

Pursuant to the terms of the Purchase Agreement, until 60 days following the closing date of the offerings (the “Closing Date”), we agreed not to issue (or enter into any agreement to issue) any shares of Class A Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement), subject to certain exceptions. We further agreed not to enter into an agreement involving any Variable Rate Transaction (as defined in the Purchase Agreement) until 120 days following the Closing Date, subject to certain exceptions.

Pursuant to the Purchase Agreement, we agreed to file a resale registration statement on Form S-3 to register the resale of the Common Warrant Shares as soon as practicable (and in any event within 45 calendar days following the date of the Purchase Agreement), and to use commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC within 90 calendar days following the date of the Purchase Agreement. The registration statement on Form S-3, of which this prospectus forms a part, is being filed to satisfy the requirement to register for resale the Common Warrant Shares.

Corporate Information

Vicarious Surgical Inc. was originally incorporated in the Cayman Islands as a special purpose acquisition company under the name D8 Holdings Corp. (“D8”) for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving D8 and one or more businesses. On September 17, 2021 (the “Business Combination Closing”), we consummated the transaction contemplated by the Agreement and Plan of Merger, dated as of April 15, 2021 (the “Business Combination Agreement”), by and among D8, Snowball Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of D8 (“Merger Sub”), and Vicarious Surgical Inc., a Delaware corporation incorporated in the State of Delaware on May 1, 2014 (“Legacy Vicarious Surgical”).

Pursuant to the terms of the Business Combination Agreement, a business combination between D8 was effected through the merger of Merger Sub with and into Legacy Vicarious Surgical, with Legacy Vicarious Surgical surviving as a wholly owned subsidiary of D8 (the “Merger,” and collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). Effective as of the Business Combination Closing, D8 changed its named to Vicarious Surgical Inc. and Legacy Vicarious Surgical changed its name to Vicarious Surgical US Inc.

Our corporate headquarters are located at 78 Fourth Avenue, Waltham, Massachusetts 02451 and our telephone number is (617) 868-1700. We maintain a website at www.vicarioussurgical.com, to which we regularly post copies of our press releases as well as additional information about us. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the investor relations page of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

Summary of the Material and Other Risks Associated with Our Business

Our business is subject to numerous material and other risks and uncertainties that you should be aware of in evaluating our business. In particular, you should carefully consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus:

●	If we are unable to raise additional funds in the near term, we will be unable to continue to operate our business and remain a going concern.

●	There can be no assurance that we will be able to continue to satisfy the continued listing standards of the NYSE.

●	We have a limited operating history on which to assess the prospects for our business, we have not generated any revenue from sales of our product candidates, and we have incurred losses since inception. We anticipate that we will continue to incur significant losses for at least the next several years as we develop and commercialize our product candidates and applications.

●	We will need to raise additional funding to develop and commercialize the Vicarious Surgical System and to expand our research and development efforts. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product commercialization or development efforts or other operations.

●	We are a development stage company with a limited history of operations and no product candidates with marketing authorization in any jurisdiction, and we cannot assure you that we will ever have a commercialized product.

●	Our success depends upon market acceptance of our product candidates, our ability to develop and commercialize our product candidates and additional applications and generate revenues, and our ability to identify new markets for our technology.

●	We are highly dependent upon the continued contributions of our key personnel. The loss of their services could harm our business, and if we are unable to attract, recruit, train, retain, motivate and integrate key personnel, we may not achieve our goals.

●	We have no experience in marketing and selling our product candidates and if we are unable to successfully commercialize our product candidates, our business and operating results will be adversely affected.

●	We expect to generate an increasing portion of our revenue internationally in the future and may become subject to various additional risks relating to our international activities, which could adversely affect our business, operating results and financial condition.

●	We rely on limited or sole suppliers for some of the materials and components used in our product candidates, and we may not be able to find replacements or immediately transition to alternative suppliers, which could have a material adverse effect on our business, financial condition, results of operations, and reputation.

●	If we do not successfully develop, optimize, and operate our sales and distribution channels or we do not effectively expand and update infrastructure, our operating results and customer experience may be negatively impacted.

●	If we are unable to establish and maintain adequate sales and marketing capabilities or enter into and maintain arrangements with third parties to sell and market our product candidates, our business may be harmed.

●	We have identified a material weakness in our internal control over financial reporting. If we are unable to successfully remediate this material weakness in our internal control over financial reporting, we may not be able to report our financial condition or results of operations accurately or in a timely manner, which may adversely affect investor confidence in us and, as a result, materially and adversely affect our business and the value of our Class A Common Stock.

●	We are subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of our product candidates and technologies and could cause us to incur significant costs.

●	There is no guarantee that the U.S. Food and Drug Administration (the “FDA”) will grant marketing authorization for our product candidates or any of our future product candidates and technologies, and failure to obtain necessary marketing authorization for our current product candidates and our future product candidates and technologies would adversely affect our ability to grow our business.

●	If we are unable to protect our intellectual property, our ability to maintain any technological or competitive advantage over our competitors and potential competitors would be adversely impacted, and our business may be harmed.

●	We may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future product candidates and technologies, and we cannot provide any assurances that we would be able to obtain such licenses.

●	We and our partners may be sued for infringing the intellectual property rights of third parties. If that happens, such litigation would be costly and time consuming, and an unfavorable outcome in any such litigation could have a material adverse effect on our business.

●	We face the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

THE OFFERING

Shares of Class A Common Stock offered by the Selling Stockholder	2,300,000 shares of our Class A Common Stock, which consists of: (i) up to 1,150,000 shares of our Class A Common Stock issuable upon exercise of the Series A Common Warrants and (ii) up to 1,150,000 shares of our Class A Common Stock issuable upon exercise of the Series B Common Warrants.

Class A Common Stock to be outstanding after this offering	8,194,273 shares of Class A Common Stock, assuming the full exercise of the Common Warrants.

Registration of the Common Warrant Shares	Pursuant to the terms of the Purchase Agreement, we agreed to file the registration statement, of which this prospectus forms a part, with respect to the registration of the resale of the Common Warrant Shares before the 45th calendar day following the date of the Purchase Agreement, and to use commercially reasonable efforts to cause such registration statement to become effective within 90 calendar days of the date of the Purchase Agreement. The registration statement on Form S-3, of which this prospectus forms a part, is being filed to satisfy the requirement to register for resale the Common Warrant Shares.

Use of Proceeds	The Selling Stockholder will receive all of the proceeds of the sale of shares of Class A Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Class A Common Stock that may be sold from time to time pursuant to this prospectus. See “Use of Proceeds.” We intend to use the proceeds from any cash exercise of the Common Warrants for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures.

Plan of Distribution	The Selling Stockholder named in this prospectus, or its pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Class A Common Stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholder may also resell the shares of Class A Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Voting and Conversion Rights

We have two classes of shares outstanding: Class A Common Stock and Class B Common Stock, par value $0.0001 per share. The rights of the holders of Class A Common Stock and Class B Common Stock are generally identical, except with respect to voting and conversion. The Class A Common Stock has one vote per share and the Class B Common Stock has 20 votes per share. The Class A Common Stock is not convertible into any other class of shares, while the Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis at the option of the holder and automatically upon the occurrence of certain events.

As of the date of this prospectus, assuming no exercise of the Pre-Funded Warrants and full exercise of the Common Warrants, the Class A Common Stock would collectively represent 93% of our total issued and outstanding share capital and 39% of the combined voting power attached to all of our issued and outstanding share capital and the Class B Common Stock would collectively represent 7% of our total issued and outstanding share capital and 61% of the combined voting power attached to all of our issued and outstanding share capital.

Risk Factors	See “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference in this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

New York Stock Exchange symbol	Our Class A Common Stock is listed on the NYSE under the symbol “RBOT”.

Except as otherwise indicated, the number of shares of Class A Common Stock to be outstanding immediately after this offering is based on 5,894,273 shares of Class A Common Stock outstanding as of November 12, 2025, and excludes:

●	1,204,414 shares of Class A Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $28.19 per share;

●	921,619 shares of Class A Common Stock issuable upon the exercise of warrants outstanding (other than the Pre-Funded Warrants) at a weighted average exercise price of $345 per share;

●	561,700 shares of Class A Common Stock issuable upon the exercise of Pre-Funded Warrants at an exercise price of $0.0001 per share; and

●	31,019 shares of Class A Common Stock issuable upon the vesting of restricted stock units; and

●	267,776 shares of Class A Common Stock reserved for future issuance under the Vicarious Surgical 2021 Equity Incentive Plan, as amended, or the 2021 Plan.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission, or the SEC, on March 17, 2025 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025 and June 30, 2025, which were filed with the SEC on May 12, 2025 and August 12, 2025, respectively, entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences.

Please consider our forward-looking statements in light of those risks as you read this prospectus and the documents incorporated by reference into this prospectus. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should not assume that the information contained in this prospectus is accurate as of any date other than as of the date of this prospectus, or that any information incorporated by reference into this prospectus is accurate as of any date other than the date of the document so incorporated by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any Securities, you should consider carefully all of the factors set forth or referred to in this prospectus and the documents incorporated by reference that could cause actual results to differ.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document, particularly in the section entitled “Risk Factors” of this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

RISK FACTORS

Our business, results of operations and financial condition and the industry in which we operate are subject to various risks. Accordingly, investing in our securities involves a high degree of risk. This prospectus does not describe all of those risks. You should consider the risk factors described below, as well as those described under the caption “Risk Factors” in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, our Quarterly Reports for the fiscal quarters ended March 31, 2025 and June 30, 2025, and subsequent filings with the Securities and Exchange Commission together with the other information contained or incorporated by reference in this prospectus.

We have described below and in the documents incorporated by reference into this prospectus the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. New risks may emerge from time to time, and it is not possible for us to predict all potential risks or to assess the likely impact of all risks. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this into this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Special Note Regarding Forward-Looking Statements.”

Resales of our Class A Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Class A Common Stock to fall.

We are registering Class A Common Stock issuable upon the exercise of the Common Warrants. Sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Class A Common Stock. The issuance of new shares of Class A Common Stock could result in resales of our Class A Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Class A Common Stock or other equity or debt securities exercisable or convertible into Class A Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholder may sell such shares at different times and at different prices.

Because we will not declare cash dividends on our Class A Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Class A Common Stock for any return on their investment.

We have never declared or paid cash dividends on our Class A Common Stock. We currently anticipate that we will retain all available funds and future earnings, if any, to fund the development and growth of our business and will not declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Class A Common Stock, if any, will provide a return to investors in this offering.

Our need for future financing may result in the issuance of additional securities which will cause investors to experience dilution.

Our cash requirements may vary from those now planned depending upon numerous factors. We expect to require additional capital until our operations generate sufficient revenue to cover our expenses. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are no other commitments by any person for future financing. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our Board of Directors, may further dilute the equity ownership of our stockholders.

We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A Common Stock, or securities convertible or exchangeable into Class A Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. No assurance can be given as to our ability to procure additional financing, if required, and on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then current operations and/or may have to curtail certain, if not all, of our business objectives and plans.

THE OCTOBER 2025 OFFERINGS

On October 7, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which we issued to the Selling Stockholder (i) in a registered direct offering, 588,300 shares of our Class A Common Stock and Pre-Funded Warrants to purchase up to 561,700 shares of our Class A Common Stock, and (ii) in a concurrent private placement, Series A Common Warrants to purchase up to 1,150,000 shares of Class A Common Stock (the “Series A Common Warrant Shares”) and Series B Common Warrants to purchase up to 1,150,000 shares of Class A Common Stock (the “Series B Common Warrant Shares”), in each case with an exercise price of $5.10. The Series A Common Warrants and the Series B Common Warrants are collectively referred to herein as the “Common Warrants.” The Series A Common Warrant Shares and the Series B Common Warrant Shares are collectively referred to herein as the “Common Warrant Shares.” The offerings closed on October 9, 2025.

We received aggregate gross proceeds from the offerings of approximately $5.9 million, excluding any proceeds that may be received upon the exercise of the Common Warrants and before deducting placement agent fees and other offering expenses payable by us.

Pursuant to the terms of the Purchase Agreement, until 60 days following the closing date of the offerings (the “Closing Date”), we agreed not to issue (or enter into any agreement to issue) any shares of Class A Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement), subject to certain exceptions. We further agreed not to enter into an agreement involving any Variable Rate Transaction (as defined in the Purchase Agreement) until 120 days following the Closing Date, subject to certain exceptions.

Pursuant to the Purchase Agreement, we agreed to file a resale registration statement on Form S-3 to register the resale of the Common Warrant Shares as soon as practicable (and in any event within 45 calendar days following the date of the Purchase Agreement), and to use commercially reasonable efforts to have the Resale Registration Statement declared effective by the SEC within 90 calendar days following the date of the Purchase Agreement. The registration statement on Form S-3, of which this prospectus forms a part, is being filed to satisfy the requirement to register for resale the Common Warrant Shares.

Terms of the Pre-Funded Warrants

The Pre-Funded Warrants have an exercise price of $0.0001 per share of Class A Common Stock, became exercisable upon issuance and will expire when exercised in full. At any time, the holder may, in its sole discretion, elect to exercise the Pre-Funded Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Class A Common Stock determined according to the formula set forth in the Pre-Funded Warrants.

The exercise price of the Pre-Funded Warrants, and the number of Pre-Funded Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Pre-Funded Warrants. vA holder will not have the right to exercise any portion of the Pre-Funded Warrants if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such warrants. However, any holder may increase or decrease such percentage up to 9.99%, provided that any increase will not be effective until the 61st day after the election.

In the event of a Fundamental Transaction (as such term is defined in the Pre-Funded Warrants), then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of its obligations under the Pre-Funded Warrants with the same effect as if the successor entity had been named in the warrant itself. If holders of Class A Common Stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder will be given the same choice as to the consideration it receives upon any exercise of the Pre-Funded Warrants following the Fundamental Transaction.

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Class A Common Stock, the holder of Pre-Funded Warrants will not have the rights or privileges of a holder of Class A Common Stock, including any voting rights, until the holder exercises the Pre-Funded Warrants.

Terms of the Common Warrants

The Common Warrants will be exercisable commencing on the effective date of stockholder approval, as may be required by the applicable rules and regulations of the NYSE, for the exercise of the Common Warrants and issuance of the Common Warrant Shares issuable upon exercise of the Common Warrants (the “Stockholder Approval”) and will expire on the fifth anniversary of the date of Stockholder Approval (the “Stockholder Approval Date”). Pursuant to the terms of the Purchase Agreement, we agreed to hold a meeting of the stockholders within 120 days of the closing date of the offerings in order to seek the Stockholder Approval and, if we do not obtain the Stockholder Approval, to call a meeting every 120 days thereafter to seek the Stockholder Approval.

If at any time after the Stockholder Approval Date, a registration statement registering the issuance of the Common Warrant Shares under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Common Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Class A Common Stock determined according to the formula set forth in the Common Warrants.

The exercise price of the Common Warrants, and the number of Common Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Common Warrants. A holder will not have the right to exercise any portion of the Common Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of Class A Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage up to 9.99%, provided that any increase will not be effective until the 61st day after the election.

In the event of a Fundamental Transaction (as such term is defined in the Common Warrants), then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of its obligations under the Common Warrants with the same effect as if the successor entity had been named in the warrant itself. If holders of Class A Common Stock are given a choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder will be given the same choice as to the consideration it receives upon any exercise of the Common Warrants following the Fundamental Transaction. In addition, the successor entity, at the request of holders of Common Warrants, will be obligated to purchase any unexercised portion of the Common Warrants in accordance with their terms. Notwithstanding the foregoing, in the event of a Fundamental Transaction, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrants for cash in the amount of the Black Scholes Value (as defined in the Common Warrants) of the unexercised portion of the Common Warrants concurrently with or within 30 days following the consummation of a Fundamental Transaction. However, in the event of a Fundamental Transaction that is not in our control, including a Fundamental Transaction not approved by our board of directors, the holders of the Common Warrants will only be entitled to receive from us or our successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant that is being offered and paid to the holders of Class A Common Stock in connection with the Fundamental Transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of Class A Common Stock are given the choice to receive alternative forms of consideration in connection with the Fundamental Transaction.

Subject to certain limitations, if, after the Stockholder Approval Date, (i) the volume weighted average price of the Class A Common Stock for a period of fifteen trading days exceeds $5.10 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the Stockholder Approval Date), (ii) the average daily dollar volume for such period exceeds $100,000 per trading day, and (iii) the holder is not in possession of any information that constitutes, or might constitute, material non-public information, then we may, within one trading day of the end of the measurement period, call for cancellation of all or any unexercised portion of any Series B Common Warrant for consideration equal to $0.01 per share of Class A Common Stock underlying the Series B Common Warrant.

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of Class A Common Stock, the holder of Common Warrants will not have the rights or privileges of a holder of Class A Common Stock, including any voting rights, until the holder exercises the Common Warrants.

USE OF PROCEEDS

The Selling Stockholder will receive all of the proceeds of the sale of shares of Class A Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Class A Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from any cash exercise of the Common Warrants. We currently intend to use these net proceeds, to the extent received, for general corporate purposes, which may include working capital, capital expenditures, or research and development expenditures. We have not determined the amount of net proceeds to be used specifically for any of such purposes.

The amounts and timing of our actual expenditures of any net proceeds we receive from the cash exercise of the Common Warrants will depend on numerous factors, including the scope and timing of clinical trials and nonclinical trials we may be required to conduct with respect to our product candidate, whether and when we receive any regulatory clearances, authorizations or approvals for our product candidate, the timing and progress of our research and development efforts, technological advances and the competitive environment for our product candidate, and other factors described in the section titled “Risk Factors” in this prospectus and the documents incorporated by reference herein, as well as the amount of cash used in our operations and any unforeseen cash needs. Therefore, our actual expenditures may differ materially from the estimates described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds from this offering.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the shares of Class A Common Stock registered hereby, which may be resold by the Selling Stockholder pursuant to this prospectus. Other than registration expenses, such as SEC fees and legal and accounting expenses, which we will bear, the Selling Stockholder will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of the shares of Class A Common Stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, and all currently available funds for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in our current or future financing instruments.

DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is based on the provisions of our certificate of incorporation (our “Charter”), as well as our amended and restated bylaws (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This information is qualified entirely by reference to the applicable provisions of our Charter, Bylaws and the DGCL. These summaries are not intended to be a complete discussion of the rights of our stockholders and are qualified in their entirety by reference to the DGCL as well as reference to our Bylaws and our Charter, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

We are authorized to issue 300,000,000 shares of Class A Common Stock, par value $0.0001 per share, 22,000,000 shares of Class B Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Class A Common Stock

Voting Rights

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Class A Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section below entitled “Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law — Supermajority Provisions” for the list of matters of that will require approval of a supermajority of the then outstanding shares of our capital stock.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for such purposes.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any.

Other Rights

The holders of Class A Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the preferred stock that we may issue in the future.

Class B Common Stock

Voting Rights

The holders of Class B Common Stock are entitled to twenty (20) votes for each share of Class B Common Stock held of record by such holder, on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of our capital stock). The holders of Class B Common Stock do not have cumulative voting rights in the election of directors. Holders of Class B Common Stock will vote together with holders of Class A Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section below entitled “Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law — Supermajority Provisions” for the list of matters of that will require approval of a supermajority of the then outstanding shares of our capital stock.

Dividend Rights

With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the Class A Common Stock and Class B Common Stock, each voting separately as a class, holders of Class B Common Stock will share ratably together with each holder of Class A Common Stock, if and when any dividend is declared by our board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Class B Common Stock with respect to the payment of dividends.

Optional Conversion

Holders of Class B Common Stock have the right to convert shares of their Class B Common Stock into fully paid and non-assessable shares of Class A Common Stock, on a one-to-one basis, at the option of the holder at any time upon written notice to us.

Mandatory Conversion

Holders of Class B Common Stock will have their Class B Common Stock automatically converted into Class A Common Stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)	Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any Class B Common Stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than a permitted transfer.

(2)	Upon the first date on which the Legacy Vicarious founders, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the Class B Common Stock) collectively beneficially owned by the Legacy Vicarious founders and permitted transferees of Class B Common Stock as of the Business Combination Closing.

(3)	Upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Class B Common Stock, voting as a separate class.

(4)	Upon the death or incapacity of a Legacy Vicarious founder or a permitted transferee, with respect to the shares of Class B Common Stock held by such Legacy Vicarious founder or permitted transferee of such Legacy Vicarious founder.

(5)	Upon the date a Legacy Vicarious founder ceases to provide services to us for any reason or no reason, with respect to the shares of Class B Common Stock held by such Legacy Vicarious founder or permitted transferee of such Legacy Vicarious founder.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class B Common Stock, then outstanding, if any.

Other Rights

The holders of Class B Common Stock do not have pre-emptive or subscription rights. There are no redemption or sinking fund provisions applicable to the Class B Common Stock.

Preferred Stock

Our board of directors is authorized to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of common stock. Our board of directors has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of common stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class B Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Common Stock. As of the date of this prospectus, no shares of our preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law

The Charter, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or extraordinary general meeting of such stockholders and may not be effected by any consent in writing by such holders except that any action required or permitted to be taken by holders of Class B Common Stock, voting separately as a class, or, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of our preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to us in the manner forth in Section 228 of the DGCL.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which apply so long as the Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of our unissued and unreserved capital stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Blank Check Preferred Stock

The Charter provides for 22,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of the Company or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

In this regard, the Charter grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of the holders of shares of common stock and may have the effect of delaying, deterring or preventing a change in control of the Company.

Election of Directors and Vacancies

The Charter provides that our board of directors will determine the number of directors who will serve on the board of directors. The exact number of directors will be fixed from time to time by a majority of our board of directors. The Charter also provides that all directors will be elected annually and will be elected for one year terms expiring at the next annual meeting of our stockholders. There is no limit on the number of terms a director may serve on our board of directors.

In addition, the Charter provides that any vacancy on our board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to any rights of the holders of our preferred stock.

Quorum

The Bylaws provide that at any meeting of our board of directors, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.

General Stockholder Meetings

The Charter provides that special meetings of stockholders may be called only by or at the direction of our board of directors.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws allow our board of directors to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The Charter and the Bylaws provide that our board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Charter and subject to the rights of the parties to the Director Nomination Agreement.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Charter provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of our capital stock entitled to vote thereon, voting together as a single class:

●	the provision regarding our board of directors being authorized to establish one or more series of preferred stock with such powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our board of directors may determine;

●	the provision regarding our board of directors being authorized to amend the Bylaws without a stockholder vote;

●	the provisions regarding filling vacancies on our board of directors and newly created directorships;

●	the provisions regarding resignation and removal of directors; the provisions regarding calling special meetings of stockholders;

●	the provisions regarding stockholder action by written consent; and

●	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to us or our stockholders, (iii) any action asserting a claim (a) arising pursuant to any provision of Delaware law, the Charter or the Bylaws or (b) as to which Delaware law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim against the Company or any current or former director, officer, employee, stockholder or agent of the Company governed by the internal affairs doctrine of the law of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in the Charter. In addition, the Charter provides that, unless we consent in writing to the selection of an alternate forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision in the Charter does not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of our board of directors who is not an employee of ours or our subsidiaries, or any employee or agent of such member, other than someone who is an employee of ours or our subsidiaries. The Charter does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to any indemnity agreements that may be entered into. We believe that this provision, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our respective directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company, with offices at 1 State Street, 30th Floor, New York, NY 10004.

Stock Exchange Listing

Our Class A Common Stock and public warrants to purchase Class A Common Stock are listed for trading on the NYSE under the symbols “RBOT” and “RBOT.WS,” respectively.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of our Class A Common Stock covered by this prospectus may actually be sold by the Selling Stockholder will be determined by the prevailing public market price for shares of our Class A Common Stock or by negotiations between the Selling Stockholder and the buyer or buyers of our Class A Common Stock in private transactions or as otherwise described in the section of this prospectus entitled “Plan of Distribution.”

SELLING STOCKOLDER

The shares of Class A Common Stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon exercise of the Common Warrants. For additional information regarding the issuances of the Common Warrants, see “The October 2025 Offerings” above. We are registering the shares of Class A Common Stock in order to permit the Selling Stockholder to offer the shares of Class A Common Stock issuable upon exercise of the Common Warrants for resale from time to time.

Except for the ownership of the Common Warrants, Pre-Funded Warrants, and the shares of Class A Common Stock issued in the concurrent registered direct offering and private placement offering consummated on October 9, 2025, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and provides information regarding the Selling Stockholder’s beneficial ownership of shares of our Class A Common Stock. The second column lists the number of shares of Class A Common Stock beneficially owned by each Selling Stockholder, based on its beneficial ownership of securities purchased in the October 2024 Private Placement as well as all prior public and private offerings of our securities, as of the date indicated in the footnote for each Selling Stockholder, assuming exercise of the Common Warrants held by the Selling Stockholder on that date without regard to any limitations on exercises. The third column lists the maximum number of shares of Class A Common Stock being offered by this prospectus by the Selling Stockholder, also without regard to any limitations on exercises.

This prospectus generally covers the resale of the maximum number of shares of Class A Common Stock issuable upon exercise of the Common Warrants, determined as if the outstanding Common Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Common Warrants. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Common Warrants, the Selling Stockholder may not exercise the Common Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A Common Stock that would exceed 4.99%, of our then outstanding Class A Common Stock following such exercise, excluding for purposes of such determination shares of Class A Common Stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and third columns do not reflect this limitation, but the number of shares in the fourth and fifth columns do reflect this limitation. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Class A Common Stock to be Sold in this Offering(1)	Number of Shares of Class A Common Stock Beneficially Owned After Offering	Percentage of Shares of Class A Common Stock Beneficially Owned after Offering(2)
Armistice Capital, LLC(3)	3,247,000	2,300,000	947,000	9.99%

*	Ownership of less than 1%.

(1)

The Common Warrants are subject to a beneficial ownership limitation of 4.99% and the Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which in each case restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Class A Common Stock in excess of the beneficial ownership limitation. The number of shares set forth in the second and third columns in the above table does not reflect the application of this limitation.

(2)

Calculated based on 5,894,273 shares of Class A Common Stock outstanding on November 12, 2025 together with 2,300,000 shares of Class A Common Stock issuable upon exercise of the Common Warrants.  The percentage listed in the fifth column reflects the 9.99% beneficial ownership limitation with respect to Pre-Funded Warrants.

(3)	The shares reported under “Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering” consists of (i) 2,300,000 shares of Class A Common Stock issuable upon the exercise of Common Warrants held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), which does not give effect to limitations on exercisability of the Common Warrants, (ii) 385,300 shares of Class A Common Stock held by the Master Fund, and (iii) 561,700 shares of Class A Common Stock issuable upon the exercise of Pre-Funded Warrants held by the Master Fund, which does not give effective to limitations on exercisability of the Pre-Funded Warrants, in each case as reported to us by Armistice Capital Master Fund Ltd. The shares reported under “Maximum Number of Shares of Class A Common Stock Being Offered for Resale” consists of 2,300,000 shares of Class A Common Stock issuable upon the exercise of Common Warrants held by the Master Fund, which does not give effect to limitations on exercisability of the Common Warrants. The securities are directly held by the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Common Warrants are subject to a beneficial ownership limitation of 4.99% and the Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitations restrict the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Class A Common Stock in excess of the applicable beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the NYSE or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the Selling Stockholder does not own any Common Warrants or Common Warrants Shares, as applicable.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Class A Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Blank Rome LLP, Boston, Massachusetts will pass upon the validity of the shares of our Class A Common Stock being registered by the registration statement of which this prospectus is a part.

EXPERTS

The financial statements of Vicarious Surgical Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement, as permitted by the SEC. For further information pertaining to us and the securities offered in this prospectus, reference is made to that registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The SEC maintains an internet website that contains reports, proxy statements, and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The information contained in, or that can be accessed through, the SEC’s website is not incorporated by reference in, and is not part of, this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We maintain a website at investor.vicarioussurgical.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus and before the termination of the offerings of the securities included in this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 17, 2025;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 12, 2025, for the fiscal quarter ended June 30, 2025, filed with the SEC on August 12, 2025, and for the fiscal quarter ended September 30, 2025, filed with the SEC on November 12, 2025;

●	Our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2025;

●	Our Current Reports on Form 8-K, filed with the SEC on January 21, 2025, February 18, 2025, March 13, 2025, March 24, 2025, April 11, 2025, June 30, 2025, July 11, 2025, July 31, 2025, September 16, 2025, September 25, 2025, and October 8, 2025 (in each case, except for disclosure furnished pursuant to Items 2.02 or 7.01 and exhibits furnished on such forms that relate to such items); and

●	The description of our Class A Common Stock contained in our registration statement on Form 8-A (File No. 001-39384) filed with the SEC under Section 12(b) of the Exchange Act on July 13, 2020, as updated by the description of our Class A Common Stock filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 17, 2025, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein and therein, including exhibits. Requests should be directed to:

Vicarious Surgical Inc.
78 Fourth Avenue

Waltham, Massachusetts 02451

Copies of these filings are also available on our website at investor.vicarioussurgical.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

VICARIOUS SURGICAL INC.

2,300,000 Shares

Class A Common Stock

Prospectus

                     , 2025

Part II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, payable by the Company in connection with the registration and sale of the Class A Common Stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$1,372.17
Legal fees and expenses	25,000
Accounting fees and expenses	25,000
Miscellaneous	5,000
Total	$56,372.17

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The certificate of incorporation and the Bylaws of the registrant provide that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our Company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our Charter, our Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 16. Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on November 12, 2025.

VICARIOUS SURGICAL INC.

By:	/s/ Stephen From
	Name:	Stephen From
	Title:	Chief Executive Officer

KNOW ALL BE THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Stephen From and Sarah Romano as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Stephen From	Chief Executive Officer and Director	November 12, 2025
Stephen From	(principal executive officer)

/s/ Sarah Romano	Chief Financial Officer	November 12, 2025
Sarah Romano	(principal financial and accounting officer)

/s/ Joseph Doherty	Chairman	November 12, 2025
Joseph Doherty

/s/ Fuad Ahmad	Director	November 12, 2025
Fuad Ahmad

/s/ Victoria Carr-Brendel	Director	November 12, 2025
Victoria Carr-Brendel

/s/ Randy Clark	Director	November 12, 2025
Randy Clark

/s/ David Ho	Director	November 12, 2025
David Ho

/s/ Beverly Huss	Director	November 12, 2025
Beverly Huss

/s/ Sammy Khalifa	Director	November 12, 2025
Sammy Khalifa

/s/ Adam Sachs	Director	November 12, 2025
Adam Sachs

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference Herein from Form or Schedule	Filing Date	SEC File/ Reg. Number
1.1†	Placement Agency Agreement, dated October 7, 2025, by and between Vicarious Surgical Inc. and Lake Street Capital Markets, LLC		Form 8-K (Exhibit 1.1)	10/8/2025	001-39384
2.1†	Agreement and Plan of Merger, dated as of April 15, 2021, by and among Vicarious Surgical Inc. (formerly D8 Holdings Corp.), Snowball Merger Sub, Inc., and Vicarious Surgical Operating Co. (formerly Vicarious Surgical Inc.).		Form 8-K (Exhibit 2.1)	4/15/2021	001-39384
4.1	Certificate of Incorporation of Vicarious Surgical Inc., as amended		Form 10-Q (Exhibit 3.1)	8/13/2024	001-39384
4.2	Amended and Restated Bylaws of Vicarious Surgical Inc.		Form 8-K (Exhibit 3.2)	9/23/2021	001-39384
4.3	Description of Securities		Form 10-K (Exhibit 4.1)	3/17/2025	001-39384
4.4	Specimen Class A Common Stock Certificate		Form S-8 (Exhibit 4.4)	6/27/2024	333-280538
4.5	Warrant Agreement, dated as of July 14, 2020, by and between Vicarious Surgical Inc. (formerly D8 Holdings Corp.) and Continental Stock Transfer & Trust Company.		Form 8-K (Exhibit 4.1)	7/17/2020	001-39384
4.6	Form of Pre-Funded Warrant		Form 8-K (Exhibit 4.1)	10/8/2025	001-39384
4.7	Form of Series A Common Warrant		Form 8-K (Exhibit 4.2)	10/8/2025	001-39384
4.8	Form of Series B Common Warrant		Form 8-K (Exhibit 4.3)	10/8/2025	001-39384
5.1	Opinion of Blank Rome LLP	X
23.1	Consent of Independent Registered Public Accounting Firm	X
23.2	Consent of Blank Rome LLP (contained in Exhibit 5.1)	X
24.1	Powers of Attorney (included on the signature page of the Registration Statement)	X
107	Calculation of Filing Fee Table	X

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.